Exhibit 5.2

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com
August 20, 2021

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM08
Bermuda

Assured Guaranty US Holdings Inc.
1633 Broadway
New York, New York 10019

Re:    Assured Guaranty Ltd.
Assured Guaranty US Holdings Inc.
Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have represented Assured Guaranty Ltd., a Bermuda company (“AGL”) and Assured Guaranty US Holdings Inc., a Delaware corporation (“AGUS”) in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (No. 333-238919) (the “Registration Statement”) relating to, among other things, debt securities of AGUS which are fully and unconditionally guaranteed (the “Guarantee”) by AGL and (ii) the offer and sale of $400,000,000 aggregate principal amount of AGUS’s 3.600% Senior Notes due 2051 (the “Notes”).
In rendering the opinions expressed herein, we have examined (i) the Indenture, dated as of May 1, 2004 (the “Indenture”), among AGL, AGUS and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”); (ii) the Notes, (iii) the Guarantee, and (iv) the Officer’s Certificate establishing the terms of the Notes.
     In addition, we have examined such other documents, certificates and opinions, and have made such further investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the
Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

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Mayer Brown LLP

August 20, 2021

authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than AGUS and AGL, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than AGUS and AGL, in accordance with their respective terms. As to AGL, we have assumed that (i) AGL is duly incorporated and existing under the laws of Bermuda in good standing, (ii) AGL has the necessary corporate power and authority to execute, deliver and perform its obligations under the Notes, the Indenture and the Guarantee (collectively, the “Transaction Documents”), (iii) the Transaction Documents have been duly authorized and, to the extent the laws of any jurisdiction other than New York apply, executed and delivered and, to the extent the laws of any jurisdiction other than New York apply, constitute valid and enforceable obligations of AGL, (iv) the execution and delivery of the Transaction Documents by AGL and the performance by AGL of its obligations thereunder will not violate the memorandum of association or byelaws of AGL nor any applicable law, regulation, order or decree of any jurisdiction other than the federal laws of the United States or the laws of Bermuda.

As to questions of fact material to our opinions (but not as to legal conclusions), we have, to the extent we deemed such reliance appropriate, relied upon certificates and other statements of officers of AGUS and AGL and of public officials issued with respect to AGUS and AGL.
Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:
(i)     AGUS is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;
(ii)     the Indenture has been duly authorized, executed and delivered by AGUS and, to the extent New York law applies, executed and delivered by AGL, and (assuming the Indenture has been duly authorized, executed and delivered by the Trustee) the Indenture constitutes a valid and binding agreement of AGUS and AGL, enforceable against AGUS and AGL in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law);
(iii)     the Notes have been duly authorized and executed by AGUS and, assuming the due authentication thereof in the manner provided for in the Indenture and delivery against payment of the consideration therefor, constitute valid and binding obligations of AGUS, enforceable against AGUS in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law); and

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Mayer Brown LLP

August 20, 2021

(iv)     assuming the Guarantee has been duly authorized by AGL under Bermuda law, the Guarantee constitutes a legal, valid and binding obligation of AGL enforceable against AGL in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).
We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the States of Illinois and New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws, and we express no opinion herein concerning the laws of any other jurisdiction.
The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.
We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,

/s/ Mayer Brown LLP

ESB:

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